Exhibit 1.2

Pricing Agreement

January 8, 2018

Barclays Bank PLC

As representative of the several Underwriters

named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays PLC (the “Company”) proposes to issue GBP 1,250,000,000 aggregate principal amount of 3.250% Fixed Rate Senior Notes due 2033 (the “Notes”). Each of the Underwriters hereby undertakes to purchase at the subscription price set forth in Schedule II hereto, the amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated May 2, 2017 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Notes. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto.

Notwithstanding the terms of the Underwriting Agreement, the Notes will be represented by one or more global certificates that will be deposited with a common depositary for Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., and registered in the name of such common depositary or its nominee.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 6:30 PM London time on January 8, 2018. Each “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A hereto.

Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the Product Governance Rules, Barclays Bank PLC acknowledges that it understands the responsibilities conferred upon it under the Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Registration Statement, the Prospectus, any Preliminary Prospectus, any Free Writing Prospectus or Issuer Free Writing Prospectus and any other announcements in connection with the Notes. The Underwriters (other than Barclays Bank PLC) and the

Company note the application of the Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by Barclays Bank PLC and the related information set out in the Registration Statement, the Prospectus, any Preliminary Prospectus, any Free Writing Prospectus or Issuer Free Writing Prospectus and any other announcements in connection with the Notes.

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Company on the other.

[Signature Page Follows]

Very truly yours,

BARCLAYS PLC

/s/ Miray Muminoglu
Name: Miray Muminoglu
Title: Managing Director, Capital Markets Execution

Accepted as of the date hereof

at New York, New York

On behalf of itself and each of the other Underwriters

BARCLAYS BANK PLC

/s/ Victor Blanchard
Name: Victor Blanchard
Title: Director, DCM

[Signature Page to Pricing Agreement]

SCHEDULE I

Underwriters	Principal Amount of Notes

Barclays Bank PLC	£937,500,000
Banco Bilbao Vizcaya Argentaria, S.A.	£62,500,000
Danske Bank A/S	£62,500,000
ING Bank N.V., Belgian Branch	£62,500,000
Standard Chartered Bank	£62,500,000
Wells Fargo Securities, LLC	£62,500,000

Total	£1,250,000,000

SCHEDULE II

Title of Designated Securities:

GBP 1,250,000,000 3.250% Fixed Rate Senior Notes due 2033.

Price to Public:

99.845% of principal amount.

Subscription Price by Underwriters:

99.345% of principal amount.

Form of Designated Securities:

The Notes will be represented by one or more global note certificates registered in the name of a common depositary for Clearstream Banking, S.A. or Euroclear Bank S.A./N.V. (each, a “Clearing System”) or its nominee issued pursuant to the Senior Debt Securities Indenture to be dated on or about January 17, 2018, between Barclays PLC and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture to be dated on or about January 17, 2018, between Barclays PLC and the Trustee.

Securities Exchange, if any:

The New York Stock Exchange.

Maturity Date:

The stated maturity of the principal of the Notes will be January 17, 2033.

Interest Rate:

Interest will accrue on Notes from and including the date of their issuance at a rate of 3.250% per annum.

Interest Payment Dates:

Interest will be payable on the Notes annually in arrear on January 17 of each year, commencing on January 17, 2019 and ending on the Maturity Date (each, an “Interest Payment Date”).

Record Dates:

The close of business (in the relevant Clearing System) on the Clearing System Business Day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the 15th Business Day preceding each Interest Payment Date).

“Clearing System Business Day” means a day on which each Clearing System for which any global certificate is being held is open for business.

Sinking Fund Provisions:

No sinking fund provisions.

Optional Redemption:

The Company may redeem the Notes at any time outstanding, at its option, in whole or, from time to time, in part, at any time on or after July 17, 2018 (six months following the issue date of the Notes), (and, if any additional notes of this series are issued after the issue date of the Notes, except for the period of six months beginning on the issue date for any additional notes of this series) at an amount equal to the higher of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the principal amount of such Notes multiplied by the price (expressed as a percentage), as reported in writing to the Company by the Determination Agent, at which the yield to maturity on such notes on the Reference Date is equal to the Reference Bond Rate on the Reference Date plus 25 basis points, as determined by the Determination Agent, together with, in either case of (i) or (ii) above, accrued but unpaid interest, if any, on the principal amount of the notes to be redeemed to (but excluding) the redemption date (the “Make-Whole Redemption”).

“Reference Bond Rate” means, with respect to any Reference Date, the rate per annum equal to the yield to maturity or interpolated yield to maturity (assuming an ACTUAL/ACTUAL (ICMA) day count basis) of the Reference Bond, assuming a price for the Reference Bond (expressed as a percentage of its principal amount) equal to the Reference Bond Price at 11:00 a.m. (London time) on such Reference Date.

In determining the Reference Bond Rate, the below terms will have the following meaning:

“Determination Agent” means an investment bank or financial institution of international standing selected by the Company and which may be an affiliate of the Company.

“Reference Bond” shall be UKT 4.25% June 2032 or, to the extent that such Reference Bond is no longer outstanding on the relevant Reference Date the selected government security or securities agreed between the Company and an investment bank or financial institution determined to be appropriate by the Company (which, for the avoidance of doubt, could be the Determination Agent) as having an actual or interpolated maturity comparable with the remaining term of the notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of sterling denominated corporate debt and of a comparable maturity to the remaining term of the notes.

“Reference Bond Price” means, with respect to any Reference Date, (i) the arithmetic average of the Reference Government Bond Dealer Quotations, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (ii) if fewer than five such Reference Government Bond Dealer Quotations are received, the arithmetic average of all such quotations.

“Reference Date” means the date which is two (2) Business Days prior to the despatch of the notice of redemption.

“Reference Government Bond Dealer” means each of five banks selected by the Company (following, where practicable, consultation with the Determination Agent), or their affiliates, which are (i) primary government securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any Reference Date, the arithmetic average, as determined by the Company or the Determination Agent, of the bid and offered prices for the Reference Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m. (London time) on the Reference Date:

(a) which appears on the Relevant Make Whole Screen Page as at 11:00 a.m. (London time) on the Reference Date; or

(b) to the extent that, in the case of (a) above, either such bid and offered prices do not appear on that page, fewer than two such Reference Government Bond Dealer bid and offered prices appear on that page, or if the Relevant Make Whole Screen Page is unavailable, then as quoted in writing to the Company or the Determination Agent (as applicable) by such Reference Government Bond Dealer.

“Relevant Make Whole Screen Page” means PXUK (or any successor or replacement page, section or other part of the information service), or such other page, section or other part as may replace it on the information service or such other information service, in each case, as may be nominated by the person providing or sponsoring the information appearing there for the purpose of displaying comparable relevant bid and offered prices for the Reference Bond.

The Make-Whole Redemption is subject to the terms and conditions further specified in the Prospectus Supplement.

Tax Redemption:

The Notes are also redeemable as described under “Description of Senior Notes—Tax Redemption” in the Prospectus Supplement.

Loss Absorption Disqualification Event Redemption:

The Notes are also redeemable as described under “Description of Senior Notes—Loss Absorption Disqualification Event Redemption” in the Prospectus Supplement.

Events of Default Substitution:

The Notes are subject to the provisions described under “Description of Senior Notes—Events of Default Substitution” in the Prospectus Supplement.

Termination of Global Security:

Definitive certificated notes representing the Notes will only be issued in limited circumstances described under “Description of Certain Provisions Relating to Debt Securities and Contingent Convertible Securities—Special Situations When a Global Security Will be Terminated” in the Prospectus, provided that the Company shall not have the option described in the Prospectus to determine in its sole discretion that the global securities representing the Notes should be exchanged for definitive notes in registered form.

Time of Delivery:

January 17, 2018 by 9:30 a.m. (London time).

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Company in same day funds.

Value Added Tax:

(a) If the Company is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Company shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b) If the Company is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Company in respect of the Relevant Cost under paragraph (a) above, the Company shall pay to the Underwriters an amount which:

(i) if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Company for any amount paid by the Company in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii) if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Company, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Company.

Closing Location:

Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Bank PLC

Address for Notices:

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

Selling Restrictions:

Each Underwriter represents, warrants and agrees with the Company that, in connection with the distribution of the Notes, directly or indirectly, it (1) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (2) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of the Directive 2002/92/EC (the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Each Underwriter represents, warrants and agrees with the Company, with respect to sales of the Notes in Canada, that, directly or indirectly, it shall sell the Notes only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or section 73.3 of the Securities Act (Ontario) and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Other Terms and Conditions:

As set forth in the prospectus supplement dated January 8, 2018 relating to the Notes (the “Prospectus Supplement”), incorporating the Prospectus dated March 1, 2017 relating to the Notes.

SCHEDULE III

Issuer Free Writing Prospectus:

Final Term Sheet, dated January 8, 2018 attached hereto as Exhibit A.

EXHIBIT A

Final Term Sheet, dated January 8, 2018

GBP 1,250,000,000 3.250% Fixed Rate Senior Notes due 2033

Pricing Term Sheet

Issuer:	Barclays PLC (the “Issuer”).

Notes:	GBP 1.25bn Fixed Rate Senior Notes due 2033 (the “Notes”).

Status:	Senior Debt / Unsecured.

Legal Format:	SEC registered.

Principal Amount:	GBP 1,250,000,000.

Trade Date:	January 8, 2018.

Settlement Date:	January 17, 2018 (T+6) (the “Issue Date”).

Maturity Date:	January 17, 2033 (the “Maturity Date”).

Coupon:	3.250%.

Interest Payment Dates:	Annually in arrear on January 17 of each year, commencing on January 17, 2019 and ending on the Maturity Date.

Day Count:	ACTUAL/ACTUAL (ICMA).

Business Days:	London.

Preliminary Prospectus Supplement:	Preliminary prospectus supplement dated January 8, 2018 (the “Preliminary Prospectus Supplement”) incorporating the Prospectus dated March 1, 2017 relating to the Notes (the “Base Prospectus”). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Preliminary Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowledgement:	Yes. See section entitled “Description of Senior Notes—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Preliminary Prospectus Supplement.

Ranking:	The ranking of the Notes is described under “Description of Senior Notes–Ranking” in the Preliminary Prospectus Supplement.

Optional Redemption:	The Issuer may redeem the Notes at any time outstanding, at its option, in whole or, from time to time, in part, at any time on or after July 17, 2018 (six months following the Issue Date of the Notes) (and, if any additional Notes of this series are issued after the Issue Date, except for the period of six months beginning on the issue date for any additional Notes of this series), at an amount equal to the higher of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the principal amount of such Notes multiplied by the price (expressed as a percentage), as reported in writing to the Issuer by the Determination Agent (as defined in the Preliminary Prospectus Supplement) at which the yield to maturity on such Notes on the Reference Date (as defined in the Preliminary Prospectus Supplement) is equal to the Reference Bond Rate (as defined in the Preliminary Prospectus Supplement) at 11:00 a.m. (London time) on the Reference Date, plus 25 basis points, as determined by the Determination Agent, together with, in either case of (i) or (ii) above, accrued but unpaid interest, if any, on the principal amount of the Notes to be redeemed to (but excluding) the redemption date, as further described and subject to the conditions specified in the Preliminary Prospectus Supplement (the “Make-Whole Redemption”).

“Reference Bond” shall be UKT 4.25% June 2032 or, to the extent that such Reference Bond is no longer outstanding on the relevant Reference Date, shall be deteremined as specified in the Preliminary Prospectus Supplement.

Make Whole Screen Page:	“Relevant Make Whole Screen Page” means PXUK (or any successor or replacement page, section or other part of the information service), or such other page, section or other part as may replace it on the information service or such other information service, in each case, as may be nominated by the person providing or sponsoring the information appearing there for the purpose of displaying comparable relevant bid and offered prices for the Reference Bond.

Tax Redemption:	The Notes are also redeemable as described under “Description of Senior Notes—Tax Redemption” in the Preliminary Prospectus Supplement.

Loss Absorption Disqualification Event Redemption:	If a Loss Absorption Regulations Event (as defined in the Preliminary Prospectus Supplement) occurs on or after the Issue Date (and, in the case of a successor entity, occurs on or after the date of such entity’s assumption of the Issuer’s obligations) that does, or would be likely to (in the opinion of the Issuer, the PRA or any other relevant national or European authority), result in a Loss Absorption Disqualification Event (as defined in the Preliminary Prospectus Supplement), the Issuer may, at its option, at any time, redeem the Notes, in whole but not in part, at an amount equal to 100% of the principal amount of the Notes being redeemed together with accrued but unpaid interest, if any, on the principal amount of the Notes to be redeemed to (but excluding) the date fixed for redemption, provided that such Loss Absorption Disqualification Event cannot be avoided by the Issuer exercising its option to cause an Events of Default Substitution (as defined below), in accordance with the provisions described under “—Events of Default Substitution” below.

Any redemption of Notes upon the occurrence of a Loss Absorption Disqualification Event will also be subject to the additional provisions described under “Description of Senior Notes—Loss Absorption Disqualification Event Redemption” in the Preliminary Prospectus Supplement.

Events of Default Substitution:	If the inclusion of any of the Senior Events of Default (as defined in the Base Prospectus) in the terms of the Notes does, or would be likely to (in the opinion of the Issuer, the PRA or any other relevant national or European authority), result in a Loss Absorption Disqualification Event following a Loss Absorption Regulations Event that occurs on or after the Issue Date (and, in the case of a successor entity, that occurs on or after the date of such entity’s assumption of the Issuer’s obligations), then the Issuer may, at its option, without the need for the Issuer to obtain any consent from any holder of the Notes, determine that the terms of the Notes described under “Senior Events of Default; Dated Subordinated Enforcement Events and Remedies; Limitation on Suits—Senior Events of Default” in the Base Prospectus shall cease to apply to the Notes and shall be replaced in their entirety by the enforcement events and remedies described under “Description of Senior Notes—Enforcement Events and Remedies Following an Events of Default Substitution” in the Preliminary Prospectus Supplement (such replacement, an “Events of Default Substitution”).

Any Events of Default Substitution will also be subject to the additional provisions described under “Description of Senior Notes—Notice of Events of Default Substitution” in the Preliminary Prospectus Supplement.

Benchmark Gilt:	UKT 4.25% June 2032.

Spread to Benchmark:	170bps.

Reoffer Yield (Annual):	3.263%.

Issue Price:	99.845%.

Underwriting Discount:	0.500%.

Net Proceeds:	GBP 1,241,812,500.

Sole Bookrunner:	Barclays Bank PLC.

Co-managers:	Banco Bilbao Vizcaya Argentaria, S.A.; Danske Bank A/S; ING Bank N.V., Belgian Branch; Standard Chartered Bank; Wells Fargo Securities, LLC

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page S-18 of the Preliminary Prospectus Supplement.

Denominations:	GBP 100,000 and integral multiples of GBP 1,000 in excess thereof.

ISIN/CUSIP/Common Code:	XS1748699011 / 06738E AZ8 / 174869901

Settlement:	Clearstream, Luxembourg / Euroclear; Book-entry; Transferable.

Documentation:	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-216377) and to be issued pursuant to the Senior Debt Securities Indenture, to be entered into on or about the Issue Date, between the Issuer and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, to be entered into on or about the Issue Date, between the Issuer and the Trustee.

Listing:	We will apply to list the Notes on the New York Stock Exchange.

Governing Law:	New York law, except for the waiver of set-off provisions which will be governed by English law.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including the Base Prospectus and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Prospectus and the Preliminary Prospectus Supplement for this offering in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Prospectus and the Preliminary Prospectus Supplement from Barclays Bank PLC by calling 1-888-603-5847.

MiFID II professionals/ECPs-only/ No PRIIPs KID – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply (such persons being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this communication or any of its contents. Any investment activity (including, but not limited to, any invitation, offer or agreement to subscribe, purchase or otherwise acquire securities) to which this communication relates will only be available to, and will only be engaged with, persons who fall within the manufacturer target market.